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Report of Independent Registered Public Accounting Firm

The Board of Directors
Babson Capital Management LLC:

We have examined Babson Capital Management LLC’s (the "Company") compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for commercial mortgage backed security transactions (the "Platform"), except for servicing criteria 1122(d)(1)(iii), 1122(d)(2)(iii)-(iv), 1122(d)(2)(vi), 1122(d)(3)(ii)-(iv), 1122(d)(4)(i), 1122(d)(4)(iii), 1122(d)(4)(vi), 1122(d)(4)(ix) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the seven month period ended December 31, 2006. Appendix A to the accompanying Management Assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activites related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activites in compliance with the servicing criteria. Futhermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with criterion 1122(d)(2)(vii)(B) applicable to the Company as of and for the seven month period ended December 31, 2006. Certain reconciliations for asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts, were not prepared within 25 days specified in the service agreement.

As described in the accompanying Management Assessment, for servicing criterion 1122(d)(4)(ii), the Company has engaged a vendor to perform the activities required by this servicing criteria. The Company has determined that this vendor is not considered a "servicer"

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as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to the vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ('"Interpretation 17.06"). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor's activities comply in all material respects with the servicing criterion applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and the related criterion as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.

In our opinion, except for the material noncompliance described above, the Company complied, in all material respects, with the aforementioned servicing criteria, including servicing criteria 1122(d)(4)(ii) for which compliance is based on Interpretation 17.06 as described above, as of and for the seven month period ended December 31, 2006.

/s/ KPMG LLP

Boston, Massachusetts
March 27, 2007